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EXHIBIT 10.1

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2002 Stock Incentive Plan
Performance Unit Agreement

        This Performance Unit Agreement and the associated grant award information (the "Customizing Information"), which Customizing Information is provided in written form or is available in electronic form from the recordkeeper for the Iron Mountain Incorporated 2002 Stock Incentive Plan, as amended and in effect from time to time (the "Plan"), is made as of the date shown as the "Grant Date" in the Customizing Information (the "Grant Date") by and between Iron Mountain Incorporated, a Delaware corporation (the "Company"), and the individual identified in the Customizing Information (the "Recipient"). This instrument and the Customizing Information is collectively referred to as the "Performance Unit Agreement."

WITNESSETH THAT:

        WHEREAS, the Company has instituted the Plan; and

        WHEREAS, the Compensation Committee (the "Committee") has authorized the grant of performance units with respect to the Company's Common Stock ("Stock") upon the terms and conditions set forth below and pursuant to the Plan, a copy of which is incorporated herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Recipient agree as follows.

        1.    Grant.    Subject to the terms of the Plan and this Performance Unit Agreement, the Company hereby conditionally grants to the Recipient that number of performance units equal to the corresponding number of shares of the Company's Stock (the "Underlying Shares") shown in the Customizing Information under "Performance Units Granted."

        The grant described in the preceding paragraph is contingent upon the satisfaction of the "Performance Criteria" over the "Performance Period," each as shown in the Customizing Information. The Committee shall determine whether such Performance Criteria have been satisfied.

        2.    Adjustment to Award.    The number of Performance Units Granted may be increased or decreased, including to zero, based on the "Performance Matrix" shown in the Customizing Information. Whether any adjustment based on the Performance Matrix is made shall be determined in the sole discretion of the Committee and the "Adjusted Performance Units Granted" ("PUs") in the Customizing Information shall be updated to reflect any such adjustment.

        3.    Vesting.    If the Recipient remains in an employment, contractual or other service relationship with the Company ("Relationship") as of the "Vesting Date" specified in the Customizing Information, and the Recipient as of such date is not in violation of any confidentiality, inventions and/or non-competition agreement with the Company, the PUs shall vest on such date. For the avoidance of doubt, except as otherwise provided pursuant to the terms of the Plan and the next paragraph, if the Recipient's Relationship with the Company is terminated by the Company or by the Recipient for any reason, whether voluntarily or involuntarily, no PUs granted pursuant to this Performance Unit Agreement shall vest under any circumstances on and after the date of such termination.

        Notwithstanding the preceding paragraph, if the Recipient terminates employment after the end of the Performance Period and on or after attaining age fifty-five (55) and completing ten (10) Years of Credited Service, the Recipient shall become fully vested in the PUs, which shall nevertheless not be delivered until the Vesting Date, as long as the Recipient as of the date of delivery is not in violation of any confidentiality, inventions and/or non-competition agreement with the Company. For this purpose, a Recipient shall be treated as having terminated from employment if he satisfies the definition of Termination of Employment under the Iron Mountain Incorporated Executive Deferred

Compensation Plan, and Years of Credited Service shall be as determined pursuant to and for purposes of The Iron Mountain Companies 401(k) Plan.

        For purposes of this Section 3, the term "Company" refers to the Company and all Subsidiaries.

        4.    Delivery of Underlying Shares or Cash Settlement.    With respect to any PUs that become vested pursuant to Section 3, the Company shall issue to the Recipient the number of Underlying Shares equal to the number of vested PUs or an amount of cash equal to the Fair Market Value, as defined in the Plan, of such Underlying Shares as of the Vesting Date. The Underlying Shares, or the cash value thereof, shall be delivered to the Recipient as soon as practicable following the Vesting Date but in no event later than the end of the year in which such Vesting Date occurs (or the fifteenth (15th) day of the third (3rd) month following the Vesting Date, if later). Whether Underlying Shares, or the cash value thereof, shall be issued or paid at settlement shall be determined based on the "Form of Settlement" specified in the Customizing Information.

        Any shares issued pursuant to this Performance Unit Agreement shall be issued, without issue or transfer tax, by delivering a stock certificate or certificates for such shares out of theretofore authorized but unissued shares or treasury shares of its Stock as the Company may elect; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law. Notwithstanding the prior sentence, delivery of Underlying Shares shall be made, or the amount of cash equivalent thereto shall be paid, only if the required purchase price designated as the "Purchase Price" shown in the Customizing Information per underlying PU is paid to the Company. Such payment may be made either (a) by means of payment acceptable to the Company in accordance with the terms of the Plan or (b) by a reduction in the number of shares of Stock, valued at its Fair Market Value, issued hereunder or by a reduction in the amount of cash paid equal in each case to the aggregate Purchase Price due. If the Recipient fails to pay for or accept delivery of all of the shares, the right to shares of Stock provided pursuant to this PU may be terminated by the Company.

        5.    Withholding Taxes.    The Recipient hereby agrees, as a condition of the award of PUs, to provide to the Company an amount sufficient to satisfy the Company's obligation to withhold federal, state, local and other taxes arising by reason of the issuance, vesting or settlement of PUs (the"Withholding Amount"), if any, by (a) authorizing the Company and/or any Subsidiary to withhold the Withholding Amount from the Recipient's cash compensation or (b) remitting the Withholding Amount to the Company in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Underlying Shares that would otherwise be delivered that number of shares having a Fair Market Value on the date of vesting sufficient to eliminate any deficiency in the Withholding Amount; and provided, further, that the Fair Market Value of Stock withheld shall not exceed an amount in excess of the minimum required withholding.

        6.    Non-assignability of PUs.    PUs shall not be assignable or transferable by the Recipient except by will or by the laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the terms of the Plan. During the life of the Recipient, delivery of shares of Stock or payment of cash as settlement of PUs shall be made only to the Recipient, to a conservator or guardian duly appointed for the Recipient by reason of the Recipient's incapacity or to the person appointed by the Recipient in a durable power of attorney acceptable to the Company's counsel.

        7.    Compliance with Securities Act; Lock-Up Agreement.    The Company shall not be obligated to sell or issue any Underlying Shares or other securities in settlement of PUs hereunder unless the shares of Stock or other securities are at that time effectively registered or exempt from registration under the Securities Act and applicable state securities laws. In the event shares or other securities shall be delivered that shall not be so registered, the Recipient hereby represents, warrants and agrees that the Recipient will receive such shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Recipient further hereby agrees that as a condition to the settlement of PUs, the Recipient will execute an agreement in a form acceptable to the Company to the effect that the shares shall be subject to any underwriter's lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.

        8.    Legends.    The Recipient hereby acknowledges that the stock certificate or certificates evidencing shares of Stock or other securities issued pursuant to any settlement of an PU hereunder may bear a legend setting forth the restrictions on their transferability described in Section 7 hereof, if such restrictions are then in effect.

        9.    Rights as Stockholder.    The Recipient shall have no rights as a stockholder with respect to any PUs or Underlying Shares until the date of issuance of a stock certificate for Underlying Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except to the extent the Committee determines to issue a Dividend Equivalent Unit, pursuant to the terms of the Plan and upon such terms and conditions it may establish.

        10.    Termination or Amendment of Plan.    The Board may terminate or amend the Plan at any time. No such termination or amendment will affect rights and obligations under this Performance Unit Agreement, to the extent it is then in effect.

        11.    Effect Upon Employment and Performance of Services.    Nothing in this Performance Unit Agreement or the Plan shall be construed to impose any obligation upon the Company or any Subsidiary to employ or utilize the services of the Recipient or to retain the Recipient in its employ or to engage or retain the services of the Recipient.

        12.    Time for Acceptance.    Unless the Recipient shall evidence acceptance of this Performance Unit Agreement by electronic or other means prescribed by the Committee within thirty (30) days after its delivery, the PUs shall be null and void (unless waived by the Committee).

        13.    Right of Repayment.    In the event that the Recipient accepts employment with or provides services for a competitor of the Company within two (2) years after any settlement of PUs hereunder, the Recipient shall pay to the Company an amount equal to the excess of the Fair Market Value of the Underlying Shares as of the date of settlement (whether settled in cash or Stock) over the Purchase Price, if any, paid (or deemed paid); provided, however, that the Committee in its discretion may release the Recipient from the requirement to make such payment, if the Committee determines that the Recipient's acceptance of such employment or performance of such services is not inimical to the best interests of the Company. The Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Recipient. For purposes of this Section 13, the term "Company" refers to the Company and all Subsidiaries.

        14.    Section 409A of the Internal Revenue Code.    The PUs granted hereunder are intended to avoid the potential adverse tax consequences to the Recipient of Section 409A of the Code, as defined in the Plan, and the Committee may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences.

        15.   General Provisions.

          (a)    Amendment; Waivers.    This Performance Unit Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan and this Performance Unit Agreement, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Recipient hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Recipient. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance. The Recipient shall have the right to receive, upon request, a written confirmation from the Company of the Customizing Information.

          (b)    Binding Effect.    This Performance Unit Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

          (c)    Fractional PUs or Underlying Shares.    All fractional Underlying Shares resulting from the application of the Performance Matrix or the adjustment provisions contained in the Plan shall be rounded down to the nearest whole share. If cash in lieu of Underlying Shares is delivered at settlement, the amount paid shall be rounded down to the nearest penny.

          (d)    Governing Law.    This Performance Unit Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

          (e)    Construction.    This Performance Unit Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Performance Unit Agreement, the Plan shall control. The titles of the sections of this Performance Unit Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms not defined herein shall have the meanings given to them in the Plan.

          (f)    Data Privacy.    By entering into this Performance Unit Agreement and except as otherwise provided in any data transfer agreement entered into by the Company, the Recipient: (i) authorizes the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company such information and data as the Company shall request in order to facilitate the administration of the Plan; (ii) waives any data privacy rights the Recipient may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form. For purposes of this Section 15(f), the term "Company" refers to the Company and each of its Subsidiaries.

          (g)    Notices.    Any notice in connection with this Performance Unit Agreement shall be deemed to have been properly delivered if it is delivered in the form specified by the Committee as follows:

To the Recipient:	Last address provided to the Company
To the Company:	Iron Mountain Incorporated 745 Atlantic Avenue Boston, Massachusetts 02111 Attn: Chief Financial Officer

          (h)    Version Number.    This document is Version 1 of the Iron Mountain Incorporated 2002 Stock Incentive Plan Performance Unit Agreement.

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  EXHIBIT 10.1